Exhibit 99.1

news release

Omnicare Reports Fourth-Quarter and Full-Year 2013 Financial Results; Company Provides Full-Year 2014 Guidance

CINCINNATI, February 19, 2014 - Omnicare, Inc. (NYSE:OCR) reported today financial results for its fourth quarter and full year ended December 31, 2013.

Fourth-Quarter Highlights:

•	Net sales increase of 5.1% to $1.54 billion

•	Adjusted EBITDA from continuing operations increased 12.3% to $172 million

•	Adjusted cash earnings per diluted share from continuing operations increased 8.8% to $0.87; GAAP earnings per share of $0.54

•	End-of-life hospice pharmacy and certain retail operations qualify as discontinued operations

Full-Year Highlights:

•	Net sales increase of 2.3% to $6.01 billion

•	Adjusted EBITDA from continuing operations increased 6.9% to $674 million

•	Adjusted cash earnings per diluted share from continuing operations increased 10% to $3.43; GAAP earnings per share of $0.78

•	Cash flows from continuing operations of $480 million, including settlement payments of $20 million

“We are pleased to have completed another successful year and to have generated another quarter of solid financial results,” said John L. Workman, Omnicare's Chief Executive Officer. "During 2013, we achieved a number of significant milestones, including attaining full-year net organic bed growth in our Long-Term Care Group, generating strong double-digit growth in our Specialty Care Group and returning over 50% of our operating cash flows to shareholders through share repurchases and dividends for a second consecutive year.”

Fourth-Quarter Results

Financial results from continuing operations for the quarter ended December 31, 2013, as compared with the same prior-year period, were as follows:

•	Net sales were $1.54 billion versus $1.46 billion

•	Gross profit was $360 million versus $355 million

•	GAAP earnings per diluted share from continuing operations was $0.54 versus $0.48

•	Adjusted cash earnings per diluted share from continuing operations was $0.87 versus $0.80

•	Adjusted EBITDA from continuing operations was $172 million versus $153 million

Cash flows from continuing operations for the quarter ended December 31, 2013 were $24 million versus $119 million in the comparable prior-year quarter. The year-over-year decline was largely attributable to increased inventory levels that is a timing issue and expected to substantially reverse in the first quarter of 2014.

“We are very pleased with our quarterly performance, which reflects the continued strength of our operations and the benefits of our ongoing operating plan,” said Nitin Sahney, Omnicare's President and Chief Operating Officer. "During the fourth quarter, we captured opportunities to operate more efficiently within our long-term care business, expanding the segment's adjusted gross margin rate, while also generating revenue growth from all four platforms within our Specialty Care Group. We intend to build on this momentum to generate continued growth across our business in 2014 and beyond."

Financial Position

Omnicare concluded the fourth quarter of 2013 with no borrowings outstanding on its revolving credit facility and $356 million in cash on its balance sheet.

In the fourth quarter, Omnicare repurchased approximately $130 million in common shares for an average of $56.25 per share. As of December 31, 2013, the Company had $500 million of availability under its current share repurchase authorization.

"While fourth quarter operating cash flows were impacted by increased inventory purchases, we returned nearly $150 million to our stockholders through share repurchases and dividends," said Rocky Kraft, Omnicare's Chief Financial Officer. "During the quarter we announced a record $500 million share repurchase authorization while also increasing the dividend by 43%. We believe these actions provide for increased flexibility in our efforts to optimally redeploy our robust cash flows to the benefit of our shareholders."

Full-Year Results

Financial results from continuing operations for the year ended December 31, 2013, as compared with the same prior-year period, were as follows:

•	Net sales were $6.01 billion versus $5.88 billion

•	Gross profit was $1.42 billion versus $1.40 billion

•	GAAP earnings per diluted share from continuing operations was $0.78 versus $1.52

•	Adjusted cash earnings per diluted share from continuing operations was $3.43 versus $3.12

•	Adjusted EBITDA from continuing operations was $674 million versus $630 million

Cash flows from continuing operations for the twelve months ended December 31, 2013 were $480 million versus $535 million in the comparable prior period. Excluding settlement payments, adjusted cash flows from continuing operations were $500 million and $585 million for 2013 and 2012, respectively.

To facilitate comparisons and to enhance the understanding of core operating performance, discussions in this news release include financial measures that are adjusted from the comparable amounts under GAAP to exclude the impact of the special items discussed elsewhere herein, and to present results on a continuing operations basis. For a detailed presentation of reconciling items and related definitions and components, please refer to the attached schedules or to reconciliation schedules posted at the Investor Relations section of Omnicare's website at http://ir.omnicare.com. Additionally, the Company will make supplemental slides available in the same section on its website today that will include the number of scripts dispensed, and other information relevant to Omnicare's operations.

Segment Information

Financial results for the Long-Term Care Group for the fourth quarter ended December 31, 2013 were as follows:

•	Net sales of $1,169 million were 0.1% less than $1,170 million in the same prior-year period

•	Adjusted operating income of $160.4 million increased 3.5% from $155.0 million in the same prior-year period

Financial results for the Specialty Care Group for the fourth quarter ended December 31, 2013 were as follows:

•	Net sales of $367 million were 26% higher than $292 million in the same prior-year period

•	Adjusted operating income of $31.2 million increased 16% from $27.0 million in the same prior-year period

Discontinued Operations

During the fourth quarter of 2013, the Company's end-of-life hospice pharmacy business ("Hospice") as well as certain retail operations ("Retail") qualified for discontinued operations treatment. As such, the results from operations for all periods presented have been revised to reflect the results of Hospice and Retail as discontinued operations, including an associated impairment loss and related expenses.

Special Items

The results for the fourth-quarter and full-years ended December 31, 2013 and 2012 include the impact of special items and cash EPS adjustments as follows:

	Three months ended December 31,				Year ended December 31,
	2013		2012		2013		2012
	After-tax impact	Per diluted share	After-tax impact	Per diluted share	After-tax impact	Per diluted share	After-tax impact	Per diluted share
Special Items Adj.	$14.6M	$0.13	$12.1M	$0.11	$204.6M	$1.87	$91.7M	$0.81
Cash EPS Adj.	$21.0M	$0.19	$22.9M	$0.21	$85.9M	$0.78	$88.4M	$0.78

All special items and cash EPS adjustments have been described in further detail in the “Footnotes and Definitions to Financial Information” section elsewhere herein.

Outlook

For the full-year 2014, Omnicare expects the following results from continuing operations:

	2013 Results	FY2014 Guidance	% Change
Revenue	$6.0B	$6.3B to $6.4B	5.0% to 6.7%
Adjusted cash earnings per diluted share (excluding special items)	$3.43	$3.64 to $3.72	6.1% to 8.5%
Cash flows from operations (2014 guidance excludes settlement payments)	$480M*	$475M to $550M	-1.0% to 14.6%
*after settlement payments of $20 million

The Company's full-year 2014 guidance is exclusive of its discontinued operations, which generated adjusted cash earnings of $19.3 million in 2013, and also assumes a year-over-year decline between $3 million and $4 million in cash EPS adjustments.

Mr. Workman continued, "Our growth expectations for the underlying business are strong due to the continued benefits of our restructured operations. We believe our ability to sustain organic growth across our platforms will become even more compelling in the future, especially as we move into 2015, which presents a more attractive year in terms of low-cost generic drug introductions. We believe our organization is well positioned for continued growth."

Webcast Today

Omnicare will hold a conference call to discuss its fourth-quarter and full-year 2013 financial results today, February 19, 2014, at 9:00 a.m. ET. A live webcast of the conference call and supplemental slides will be accessible from the Investor Relations section of Omnicare's website at http://ir.omnicare.com. An archived replay will be made available on the website following the conclusion of the conference call.

Upcoming Investor Events

•	RBC Capital Markets 2014 Global Healthcare Conference on Tuesday, February 25th at 2:05 p.m. ET in New York, NY

•	Cowen and Company 34th Annual Health Care Conference on Monday, March 3rd at 1:30 p.m. ET in Boston, MA

•	Barclays Global Healthcare Conference on Tuesday, March 11th at 1:30 p.m. ET in Miami, FL

At these events, Omnicare executives will discuss the company's recent financial performance and strategies for continued growth. Additional details and a link to the live webcast of each event will be accessible from the Investor Relations section of Omnicare's website at http://ir.omnicare.com. Following the live presentations, archived versions of the webcasts will be available.

About Omnicare

Omnicare, Inc., a Fortune 500 company based in Cincinnati, Ohio, provides comprehensive pharmaceutical services to patients and providers across the United States. As the market-leader in professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other chronic care institutions, Omnicare leverages its unparalleled clinical insight into the geriatric market along with some of the industry's most innovative technological capabilities to the benefit of its long-term care customers. Omnicare also provides key commercialization services for the bio-pharmaceutical industry through its Specialty Care Group. For more information, visit www.omnicare.com.

Forward-looking Statements

In addition to historical information, this report contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, all statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this document (including statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words) and all statements which are not statements of historical fact. Such forward-looking statements, together with other statements that are not historical, are based on management's current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated. The most significant of these risks and uncertainties are described in the Company's Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: overall economic, financial, political and business conditions; trends in the long-term healthcare and pharmaceutical industries; the ability to attract new clients and service contracts and retain existing clients and service contracts; the ability to consummate pending acquisitions on favorable terms or at all; trends for the continued growth of the Company's businesses; trends in drug pricing; delays and reductions in reimbursement by the government and other payors to customers and to the Company; the overall financial condition of the Company's customers and the ability of the Company to assess and react to such financial condition of its customers; the ability of vendors and business partners to continue to provide products and services to the Company; the successful integration of acquired companies and realization of contemplated synergies; the continued availability of suitable acquisition candidates; the ability to attract and retain needed management; competition for qualified staff in the healthcare industry; variations in demand for the Company's products and services; variations in costs or expenses; the ability to implement productivity, consolidation and cost reduction efforts and to realize anticipated benefits; the potential impact of legislation, government regulations, and other government action and/or executive orders, including those relating to Medicare Part

D, including its implementing regulations and any subregulatory guidance, reimbursement and drug pricing policies and changes in the interpretation and application of such policies, including changes in calculation of average wholesale price; discontinuation of reporting average wholesale price, and/or implementation of new pricing benchmarks; legislative and regulatory changes impacting long term care pharmacies; government budgetary pressures and shifting priorities; federal and state budget shortfalls; efforts by payors to control costs; changes to or termination of the Company's contracts with pharmaceutical benefit managers, Medicare Part D Plan sponsors and/or commercial health insurers or to the proportion of the Company's business covered by specific contracts; the outcome of disputes and litigation; potential liability for losses not covered by, or in excess of, insurance; the impact of executive separations; the impact of benefit plan terminations; the impact of differences in actuarial assumptions and estimates as compared to eventual outcomes; events or circumstances which result in an impairment of assets, including but not limited to, goodwill and identifiable intangible assets; the final outcome of divestiture activities; market conditions; the outcome of audit, compliance, administrative, regulatory, or investigatory reviews; volatility in the market for the Company's stock and in the financial markets generally; access to adequate capital and financing; changes in tax laws and regulations; changes in accounting rules and standards; the impacts of potential cybersecurity risks and/or incidents; and costs to comply with the Company's Corporate Integrity Agreement. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, the Company's actual results, performance or achievements could differ materially from those expressed in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as otherwise required by law, the Company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

# # #

Contact:
Patrick C. Lee
(513) 719-1507
patrick.lee@omnicare.com

Omnicare, Inc. and Subsidiary Companies
Summary Consolidated Statements of Income (Loss), GAAP Basis
($000s, except per share amounts)
Unaudited

	Three months ended		Year ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net sales	$1,536,169	$1,462,198	$6,013,398	$5,878,464
Cost of sales	1,176,497	1,106,722	4,592,536	4,483,042
Gross profit	359,672	355,476	1,420,862	1,395,422
Selling, general and administrative expenses	190,904	202,639	756,180	772,004
Provision for doubtful accounts	24,448	26,511	99,561	97,995
Settlement, litigation and other related (credits) charges	(2,150)	11,148	167,465	49,375
Other charges	2,896	2,046	99,802	65,713
Operating income	143,574	113,132	297,854	410,335
Interest expense, net of investment income	(29,859)	(29,659)	(123,870)	(135,103)
Income from continuing operations before income taxes	113,715	83,473	173,984	275,232
Income tax provision	55,088	30,304	89,092	103,289
Income from continuing operations	58,627	53,169	84,892	171,943
Income (loss) from discontinued operations	(142,323)	5,849	(128,324)	22,931
Net income (loss)	(83,696)	59,018	(43,432)	194,874

Earnings (loss) per common share - Diluted:
Continuing Operations	$0.54	$0.48	$0.78	$1.52
Discontinued Operations	(1.31)	0.05	(1.17)	0.20
Net Income (loss)	(0.77)	0.54	(0.39)	1.73

Weighted average number of common shares outstanding:
Diluted	108,980	110,074	109,449	112,988

The footnotes and definitions presented at the separate "Footnotes and Definitions to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc and Subsidiary Companies
Consolidated Balance Sheets
(000s)
Unaudited

	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$356,001	$444,620
Restricted cash	5	1,066
Accounts receivable, less allowances	695,684	822,055
Inventories	512,418	374,620
Deferred income tax benefits	135,094	136,186
Other current assets	265,531	252,498
Current assets of discontinued operations	49,995	57,814
Total current assets	2,014,728	2,088,859
Properties and equipment, at cost less accumulated depreciation	305,888	272,860
Goodwill	4,057,456	4,061,303
Identifiable intangible assets, less accumulated amortization	129,974	165,099
Other noncurrent assets	96,722	163,264
Noncurrent assets of discontinued operations	87,078	237,879
Total noncurrent assets	4,677,118	4,900,405
Total assets	$6,691,846	$6,989,264
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$181,022	$192,080
Accrued employee compensation	50,240	71,401
Current debt	527,204	27,713
Other current liabilities	355,845	174,057
Current liabilities of discontinued operations	18,846	16,763
Total current liabilities	1,133,157	482,014
Long-term debt, notes and convertible debentures	1,418,819	2,030,030
Deferred income tax liabilities	1,012,733	914,660
Other noncurrent liabilities	53,835	53,874
Noncurrent liabilities of discontinued operations	1,398	2,974
Total noncurrent liabilities	2,486,785	3,001,538
Total liabilities	3,619,942	3,483,552
Convertible Debt	331,101	—
Stockholders' equity	2,740,803	3,505,712
Total liabilities and stockholders' equity	$6,691,846	$6,989,264

The footnotes and definitions presented at the separate "Footnotes and Definitions to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc and Subsidiary Companies
Condensed Consolidated Statements of Cash Flows, GAAP Basis
(000s)
Unaudited

	December 31, 2013
	Three months ended	Year ended
Cash flows from operating activities:
Net income (loss)	$(83,696)	$(43,432)
Loss from discontinued operations	142,323	128,324
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	14,370	56,013
Amortization	19,063	76,947
Write off of debt issuance costs	—	4,784
Debt redemption loss	628	51,496
Disposition of business, net	3,183	39,245
Deferred tax provision	(255)	61,932
Changes in certain assets and liabilities, net of effects from acquisition and divestiture of businesses:
Accounts receivable, net of provision for doubtful accounts	7,334	77,441
Inventories	(100,455)	(138,028)
Current and noncurrent assets	59,241	65,138
Accounts payable	(34,366)	(11,649)
Accrued employee compensation	(2,660)	(19,856)
Current and noncurrent liabilities	(1,182)	131,159
Net cash flows from operating activities of continuing operations	23,528	479,514
Net cash flows used in operating activities of discontinued operations	(11,133)	(12,454)
Net cash flows from operating activities	12,395	467,060
Cash flows from investing activities:
Acquisition of businesses, net of cash received	(97)	(3,895)
Divestiture of businesses, net	575	11,658
Marketable Securities	255	(365)
Capital expenditures	(21,736)	(95,015)
Other	—	1,061
Net cash flows used in investing activities of continuing operations	(21,003)	(86,556)
Net cash flows used in investing activities of discontinued operations	(159)	(1,007)
Net cash flows used in Investings activities	(21,162)	(87,563)
Cash flows from financing activities:
Payments on term loans	(5,312)	(21,250)
Payments on long-term borrowings and obligations	(1,919)	(192,322)
Fees paid for financing activities	(809)	(5,660)
Increase in cash overdraft balance	11,963	473
Payments for Omnicare common stock repurchases	(129,712)	(220,971)
Proceeds (payments) for stock awards and exercise of stock options, net of stock tendered in payment	(2,115)	15,819
Dividends paid	(19,917)	(62,928)
Other	3,034	5,262
Net cash flows used in financing activities of continuing operations	(144,787)	(481,577)
Net cash flows from financing activities of discontinued operations	3,868	3,868
Net cash flows used in financing activities	(140,919)	(477,709)
Net increase (decrease) in cash and cash equivalents	(149,686)	(98,212)
Less increase (decrease) in cash and cash equivalents of discontinued operations	(7,424)	(9,593)
Increase (decrease) in cash and cash equivalents of continuing operations	(142,262)	(88,619)
Cash and cash equivalents at beginning of year	$498,263	$444,620
Cash and cash equivalents at end of year	356,001	356,001

The footnotes and definitions presented at the separate "Footnotes and Definitions to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Reconciliation Statement and Definitions, Non-GAAP Basis
($000s, except per share amounts)
Unaudited

	Three months ended		Fiscal year ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Adjusted earnings per share ("EPS") from continuing operations:
Diluted earnings per share from continuing operations	$0.54	$0.48	$0.78	$1.52

Special Items: (a)
Settlement, litigation and other related charges	0.08	0.06	1.11	0.27
Other charges	0.02	0.01	0.59	0.34
Amortization of discount on convertible notes	0.04	0.03	0.14	0.13
Debt redemption costs	—	—	0.03	0.07
Total Special Items	0.13	0.11	1.87	0.81
Cash EPS Adjustments	0.19	0.21	0.78	0.78
Adjusted cash earnings per diluted share from continuing operations	$0.87	$0.80	$3.43	$3.12

Adjusted earnings before interest, income taxes ("EBIT", "Operating income"), depreciation and amortization ("EBITDA") from continuing operations:
EBIT from continuing operations	$143,574	$113,132	297,854	$410,335
Depreciation and amortization	33,433	32,492	132,960	128,537
Amortization of discount on convertible notes	(6,093)	(5,955)	(24,567)	(24,073)
EBITDA from continuing operations	170,914	139,669	406,247	514,799
Special items (a)	746	13,194	267,267	115,088
Adjusted EBITDA from continuing operations	171,660	152,863	673,514	629,887

EBITDA from continuing operations to net cash flows from operating activities:
EBITDA from continuing operations	170,914	139,669	406,247	514,799
(Subtract)/Add:
Interest expense, net of investment income and amortization of discount on convertible notes	(23,766)	(23,704)	(99,303)	(111,030)
Income tax provision	(55,088)	(30,304)	(89,092)	(103,289)
Loss on disposition	3,183	—	39,245	—
Loss on debt extinguishment - net	628	—	56,280	47,558
Deferred tax provision	(255)	58,358	61,932	95,327
Changes in certain assets and liabilities, net of effects from acquisition and divestitures of businesses	(72,088)	(24,561)	104,205	91,264
Net cash flows from operating activities of continuing operations	$23,528	$119,458	$479,514	$534,629

Adjusted cash flows from from continuing operations:
Cash flows from continuing operations			$479,514	$534,629
Settlement payments			20,000	50,000
Adjusted cash flows from continuing operations			$499,514	$584,629

Segment Reconciliations - Long-Term Care Group ("LTC")
Adjusted Operating Income - LTC:
Operating income from continuing operations	$160,693	$142,875	$420,646	$562,379
Special items (a)	(265)	12,132	213,415	51,743
Adjusted operating income from continuing operations - LTC	$160,428	$155,007	$634,061	$614,122

Segment Reconciliations - Specialty Care Group ("SCG")
Adjusted Operating Income - SCG:
Operating income from continuing operations	$31,238	$26,962	$113,243	$92,671
Special items (a)	—	—	—	200
Adjusted operating income from continuing operations - SCG	$31,238	$26,962	$113,243	$92,871

The footnotes and definitions presented at the separate "Footnotes and Definitions to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Footnotes and Definitions to Financial Information
(000s, except per share amounts and unless otherwise stated)
Unaudited

Footnotes:
Non-GAAP Information:
Omnicare, Inc. (“Omnicare” or the “Company”) management believes that presenting certain non-GAAP financial measures, which exclude items not considered part of the core operating results of the Company and certain non-cash charges and also includes certain tax deduction amounts ("Special Items"), enhances investors' understanding of how Omnicare management assesses the performance of the Company's business. Omnicare management uses non-GAAP measures for budgeting purposes, measuring actual results, allocating resources and in determining employee incentive compensation. Omnicare's method of calculating non-GAAP financial results may differ from those used by other companies and, therefore, comparability may be limited.

(a)	Financial results included Special Items and Cash EPS adjustments as described below:

	Q4 2013		YTD 2013		Q4 2012		YTD 2012
	Pretax	After Tax (11)	Pretax	After Tax (11)	Pretax	After Tax (11)	Pretax	After Tax (11)
EBIT:
Settlement, litigation and other related (credits) charges (1)	$(2,150)	$8,596	$167,465	$121,756	$11,148	$6,937	$49,375	$30,351

Other charges
Acquisition and other related costs (2)	—	—	2,300	1,416	984	682	1,380	925
Disposition of businesses (3)	343	429	39,245	27,541	—	—	(1,777)	(2,582)
Separation costs (4)	1,924	1,194	6,760	4,156	—	—	21,000	12,863
Restructuring (5)	—	—	—	—	—	—	8,956	5,481
Loss on debt repurchase (6)	629	553	51,497	31,691	—	—	35,092	21,546
Loss on sale of plane (7)	—	—	—	—	1,062	729	1,062	729
Subtotal - Other charges	2,896	2,176	99,802	64,804	2,046	1,411	65,713	38,962
Subtotal - EBIT Special Items	746	10,772	267,267	186,560	13,194	8,348	115,088	69,313

Interest Expense:
Amortization of discount on convertible notes (8)	6,093	3,822	24,567	15,134	5,955	3,728	24,073	14,826
Debt redemption costs (6)	—	—	4,784	2,929	—	—	12,363	7,572
Subtotal - Interest Expense Special Items	6,093	3,822	29,351	18,063	5,955	3,728	36,436	22,398
Subtotal - Special Items	6,839	14,594	296,618	204,623	19,149	12,076	151,524	91,711

Cash EPS Items:
Amortization of intangibles	7,933	4,969	32,987	20,293	9,338	5,768	38,710	23,760
Goodwill amortization tax deduction (9)	—	8,492	—	36,529	—	11,300	—	44,004
Convertible debt tax deduction (10)	—	7,557	—	29,038	—	5,877	—	20,624
Subtotal - Cash EPS Items	7,933	21,018	32,987	85,860	9,338	22,945	38,710	88,388

Grand Total - Special Items	$14,772	$35,612	$329,605	$290,483	$28,487	$35,021	$190,234	$180,099

(1)
Operating income includes settlement, litigation and other related (credits) charges for resolution of certain large customer disputes, regulatory matters with various states and regulatory agencies, qui tam lawsuits and purported class and derivative actions against the Company. Additionally, Omnicare has made, and will continue to make, disclosures to the applicable governmental agencies of amounts, if any, determined to represent over-payments from the respective programs and, where applicable, those amounts, as well as any amounts relating to certain inspections, audits, inquiries and investigations activity are included in the pretax special item reflected in the table.

The year ended December 31, 2013 include a settlement charge of $120 million, plus attorney fees related to an agreement in principle for a voluntary civil settlement dismissing a qui tam civil suit filed in 2010.
The agreement in principal with the relator, subject to final governmental approval, does not include any admission of wrongdoing or liability by Omnicare.

(2)	Operating income (loss) includes acquisition and other related costs primarily related to professional fees and acquisition related restructuring costs for acquisitions.

(3)
In 2013, the Company completed the disposition of certain assets, primarily in its medical supply services business and in 2012, completed the dispositions of its Canadian pharmacy and the Company's pharmacy operational software businesses, which were not considered, individually or in the aggregate, significant to the operations of Omnicare. The Company recorded charges (credits) related to the disposition of these assets in the three months and year ended ended December 31, 2013, and 2012.

(4)	Operating income includes separation related costs for certain former employees.

(5)	Operating income includes restructuring and other related charges primarily related to lease termination costs.

(6)	Operating income and interest expense includes charges for debt redemption losses and costs related to the Company’s previously announced refinancing transactions.

(7)	In the quarter ended December 31, 2012, a loss was recorded related to the sale of the Company's aircraft.

(8)	The Company recorded non-cash interest expense from the amortization of debt discount on its convertible notes.

(9)	The tax benefit of being able to deduct goodwill amortization.

(10)	The tax benefit of being able to deduct higher interest expense on our convertible debt than what is actually paid.

(11)	The tax effect was calculated by multiplying the tax-deductible pretax amounts by the appropriate effective tax rate.

Discontinued Operations:
During the fourth quarter of 2013, the Company's end-of-life hospice pharmacy business ("Hospice") as well as certain retail operations ("Retail") qualified for discontinued operations treatment. The Company recorded a pre-tax impairment loss of $144.7 million to reduce the carrying value of the Hospice and Retail businesses to fair value. As such, the results from continuing operations for all periods presented have been revised to reflect the results of these businesses as discontinued operations, including certain expenses of the Company related to the classification as discontinued operations.